Filed Pursuant to Rule 424(b)(7)

Registration No. 333-290715

PROSPECTUS SUPPLEMENT

(To Prospectus dated November 3, 2025)

39,425,806 Shares of Common Stock

Offered by the Selling Stockholders

This prospectus supplement (this “prospectus supplement”) amends and supplements information contained or incorporated by reference in the prospectus dated November 3, 2025 (the “prospectus”) relating to the proposed resale or other disposition by the selling stockholders identified therein (the “Selling Stockholders”) of up to 39,425,806 of shares of Common Stock described in the prospectus.

The purpose of this prospectus supplement is solely to supplement and amend the “Selling Stockholders” section commencing on page 11 of the prospectus to reflect in the Selling Stockholder table a transfer from a selling stockholder previously identified in the prospectus to another entity, which, as a result of such transfer, is being substituted as a selling stockholder. This prospectus supplement is not increasing the number of shares being offered under the prospectus, but only reflecting the transfer of shares of Common Stock previously registered.

This prospectus supplement should be read in conjunction with, and is qualified by reference to, the prospectus, except to the extent that information contained herein supersedes the information contained or incorporated by reference in the prospectus. This prospectus supplement may only be delivered or used in connection with the prospectus.

Our Common Stock is traded on The Nasdaq Global Market under the symbol “ORKA.” On April 20, 2026, the last reported sale price for our Common Stock was $68.87 per share.

An investment in our securities involves a high degree of risk. You should carefully consider the information under the heading “Risk Factors” on page 4 of the prospectus and any applicable prospectus supplement.

We are a “smaller reporting company” as defined by Rule 12b-2 of the Exchange Act and are subject to reduced public company reporting requirements.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 21, 2026.

Selling Stockholders

The following information amends and supplements the information that appears under the heading “Selling Stockholders” beginning on page 11 of the prospectus. Capitalized terms used herein but not defined have the meanings ascribed to such terms in the prospectus.

Point72 Associates, LLC, a Selling Stockholder included in the prospectus, transferred shares held by Point72 Associates LLC to SILV Fund Ltd. The table that appears under the heading “Selling Stockholders” in the prospectus is being amended and supplemented to (i) remove Point72 Associates, LLC as a Selling Stockholder and (ii) add SILV Fund Ltd. as a Selling Stockholder. This prospectus supplement does not impact any other Selling Stockholder set forth in the table appearing under the heading “Selling Stockholders” in the prospectus.

The percentages of Common Stock owned after the offering by the Selling Stockholder below are based on 49,542,691 shares of Common Stock outstanding as of February 28, 2026, and assumes the exercise or conversion of any securities exercisable or convertible into Common Stock owned by such Selling Stockholder but not the exercise or conversion of such securities owned by any other Selling Stockholder. All information regarding the Selling Stockholder identified below was provided by such Selling Stockholder.

	Common Stock Beneficially Owned Before	Common Stock that May Be Offered Pursuant to	Common Stock Beneficially Owned After the Offering
Stockholder Name	the Offering	Prospectus	Number	Percentage
SILV Fund Ltd. (1)	531,670	531,670	—	—

*	Less than 1%

(1)	Shares listed under “Common Stock Beneficially Owned Before the Offering” consist of 531,670 shares of Common Stock held by SILV Fund Ltd. Sirenia Capital Management, LP (“Sirenia”) is the investment manager of SILV Fund, Ltd. and as such has investment and voting power with respect to the securities held by SILV Fund, Ltd. Sirenia Capital Management GP LLC (“Sirenia GP”) is the general partner of Sirenia. Alex Silverstein is the managing member of Sirenia GP. Each of SILV Fund, Ltd., Sirenia GP and Mr. Silverstein disclaims beneficial ownership over such securities. The address for the Selling Stockholder is 1674 Meridian Avenue, Suite 320, Miami Beach, FL 33139.